                                                                    EXHIBIT 10.b

                          CORPORATE SERVICES AGREEMENT


         This Agreement is made as of January 1, 1987 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

         WHEREAS, Masco and Industries desire to amend and restate that certain Corporate Services Agreement between them dated as of May 1, 1984 (the "1984 Corporate Services Agreement"); and

         WHEREAS, Masco and Industries desire to terminate that certain Corporate Services Agreement dated as of July 1, 1985 (the "1985 Corporate Services Agreement") between Masco's wholly-owned subsidiary Masco Building Products Corp., a Delaware corporation ("MBPC"), and NI Industries, Inc. a Delaware corporation and currently an indirect wholly-owned subsidiary of Industries ("NI"); and

         WHEREAS, Industries desires that Masco provide, and Masco is willing to provide, either directly or through its subsidiaries, certain services and facilities on the terms and conditions hereinafter set forth; and

         WHEREAS, Masco desires that Industries provide, and Industries is willing to provide, either directly or through NI, certain facilities on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree to amend and restate the 1984 Corporate Services Agreement and take certain other action as follows:

         1. Masco shall provide to Industries and its subsidiaries corporate support staff and administrative services of those personnel which Masco maintains internally for its own officers, operating executives and business operations and which Masco has heretofore provided to Industries headquarters and businesses pursuant to the 1984 Corporate Services Agreement, such as accounting, legal, treasury, tax, corporate development, data processing, research and development and human resources, provided that Masco shall not be obligated to provide any services which would be in contravention of law. Masco shall furnish such services at the reasonable request of Industries, provided that Masco shall not be required to disrupt the provisions of services for its own business purposes and shall not be obligated to retain additional employees in order to accommodate Industries requirements for services other than in the ordinary course of business. In addition, Masco shall provide to Industries headquarters office space and data processing equipment in Masco's corporate office in Taylor, Michigan.

         2. Industries shall provide to MBPC headquarters office space at the corporate offices of NI in Long Beach, California, as heretofore provided pursuant to the 1985 Corporate Services Agreement.

         3. Industries will pay Masco a fee for the services and office space provided under Section 1 hereof, irrespective of Industries or its subsidiaries' actual use thereof, equal to eight tenths of one percent of Industries' consolidated annual net sales (pro rated for any partial year), as shown in Industries' annual audited financial statements, less (in consideration of the facilities provided by Industries to MBPC pursuant to Section 2 hereof) the real estate related costs incurred by NI to maintain headquarters office space for MBPC in NI's Long Beach, California headquarters, including, but not limited to, depreciation expense, maintenance, repairs and taxes related to such facility. Such fee shall be payable monthly in arrears within 30 days of the end of each month, based upon Industries consolidated unaudited net sales for each month, with such timely adjustment as may be required following the preparation of such audited financial statements. Industries shall be responsible for the payment of fees and expenses for services rendered by third parties retained by Masco on behalf of Industries and its subsidiaries. In addition, Industries shall pay for material utilized and purchased components in research and development projects, in accordance with Masco's customary practice. The parties recognize that Industries may, in the future, hire certain support and administrative staff to be employed solely by Industries and incur other expenses for equipment, services or space, and to the extent any such support and administrative staff are employed by Industries or such expenses are incurred, Masco shall review the resulting cost savings, if any, to Masco in providing support staff and administrative services, equipment and headquarters office space hereunder and if, in Masco's good faith judgment, such a cost savings has resulted, Masco shall reflect such savings by a corresponding reduction in the subsequent fees to be paid hereunder.

         4. Additional services, facilities and other items made available by Masco to its operating units which are not covered by the base fee will similarly be made available to Industries except if the provision of such services, facilities and other items would be in contravention of law. The charges for additional services, facilities and other items shall be determined form time to time by Masco, but Industries shall have no obligation to purchase or use any such additional services, facilities or other times.

         5. The term of this agreement shall be from the date hereof through December 31, 1988. the term shall be extended automatically for a period of one year each January 1 thereafter, provided that Masco may give notice of non-renewal not less than 90 days prior to any such January 1. This Agreement may be terminated by Industries at any time, without cause, on 90 days written notice, provided that such termination shall not relieve Industries of its obligations accruing hereunder through the effective date of such termination.

         6. In providing services, equipment and facilities hereunder, Masco and Industries shall each have a duty to act, and to cause their respective employees to act, in a reasonable and prudent manner. Subject to the provisions of the Research and Development Undertaking attached as Annex A hereto, neither Masco or its subsidiaries, nor any officer, Director, employee or agent of Masco or its subsidiaries, nor Industries or its subsidiaries, nor any officer, director, employee or agent of Industries or its subsidiaries, shall be liable for any loss incurred in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance or bad faith.

         7. The selection of Masco employees to provide services hereunder shall be determined by Masco and such employees shall be the employees of Masco. All work performed hereunder by Masco shall be performed by Masco as an independent contractor.

         8. Masco and Industries shall take reasonable measures to keep confidential all information concerning the other which is acquired in the course of performing services hereunder and which is of a nature customarily considered to be confidential by them. Research and development services provided by Masco shall be subject to the additional provisions set forth in Annex A hereto.

         9. This Agreement shall not be assigned by Industries without the express written consent of Masco, except for an assignment by Industries to a successor to substantially all of its business.

         10. The 1985 Corporate Services Agreement is hereby terminated.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MASCO CORPORATION                                    MASCO INDUSTRIES, INC.


By/s/Richard G. Mosteller                            By/s/Erwin H. Billig
  -------------------------                            --------------------
  Senior Vice President -                              President
  Finance


The termination of the 1985 Corporate Services Agreement is accepted and agreed to as of the day and year first above written.

NI INDUSTRIES, INC.

By/s/James Shaffer
  ------------------

                                     ANNEX A

                      RESEARCH AND DEVELOPMENT UNDERTAKING

         RESEARCH AND DEVELOPMENT PROGRAM

         1.01 Masco shall provide to Industries such research and development services as have heretofore been provided to the businesses Masco is transferring to Industries. Nothing herein or in the Corporate Services Agreement (of which this Annex is a part) shall require Masco to provide research and development services in kind, quality or amount greater than those customarily provided to Masco's own business units.

         CONFIDENTIAL RELATIONSHIP

         2.01 It is acknowledged that in furtherance of performance by Masco of the research and development services performed under this Annex, Masco and Industries, during the term of this Annex may be exposed to and become privy to and will generate various confidential or secret information proprietary to the other, which confidential information may include, but is not limited to, information, technical information, and know-how concerning products, developments, new product plans, equipment, drawings, specifications, models, prototypes, ideas, designs, software, processes, methods, research, sales and customers and information relating to the management, operation or planning of the other, and the fact of the others interest in certain projections or technology (collectively hereinafter referred to as "Confidential Information"). Confidential Information shall be limited to information disclosed by one party to the other party in writing (including information confirmed in writing to be confidential within thirty (30) days after oral or visual disclosure) and designated as confidential, exclusive or any information which:

         (1) Was in the possession of the receiving party prior to receipt thereof;
         (2) Is or becomes available to the public through no fault of the receiving party;
         (3) Is obtained by the receiving party in good faith without obligation of non-disclosure from a third party who has a right to disclose the same; or
         (4) Is developed by the receiving party independently of receipt of such information from the disclosing party.

         2.02 Masco and Industries shall hold and maintain the Confidential Information of the other in confidence. Masco and Industries shall not without the written consent of the disclosing party, except as specifically provided herein, disclose to any third party any Confidential Information of the disclosing party prior to the tenth (10th) anniversary of the date such Confidential Information either is generated by the research and development services or is disclosed by the disclosing party to the receiving party.

         2.03 Masco, to the extent required for the furtherance of the research and development services for Industries contemplated by this Annex may disclose Industries Confidential Information to any engineering or equipment manufacturing or consulting firm that prior to such disclosure has agreed in writing with Masco in a manner consistent with this Annex neither to disclose the information to any party nor use it for any purpose other than in furtherance of the research and development services provided by Masco to Industries.

         2.04 Upon termination of the Corporate Services Agreement or the undertakings of this Annex, Masco will deliver to Industries upon request by Industries all Industries Confidential Information including the work product and all documentation generated by Masco relating thereto along with all equipment, drawings, specifications, materials, notes and any other documentation and physical things that Masco received from Industries.

         REPORTS AND FUNDING

         3.01 Masco will keep Industries generally informed of the work performed and the results achieved under the research and development services provided by Masco to Industries. Interim reports will be provided to the business units of Industries upon their request.

         3.02 Monies for financing materials and other property utilized in the research and development services shall be provided in accordance with the Corporate Services Agreement of which this Annex is a part.

         IV.      INVENTIONS AND PATENTS

         4.01 Title to each invention or improvement and to patent applications and patents thereon, made during performance of research and development services by Masco under the Corporate Services Agreement performed at the specific request of Industries and directed to the design, manufacture, installation or use of a process, machine, manufacture, or composition of matter, or improvement thereof, for manufacture, use, or sale by Industries (hereinafter "Industries Originated Inventions") shall reside in Industries.

         4.02 Title to each invention or improvement and to patent applications and patents thereof, made during performance of research and development services by Masco under the Corporate Services Agreement not specifically performed at the request of Industries, but which invention or improvement is directed to the design, manufacture, installation or use of a process, machine, manufacture, or composition of matter, or improvement thereof, suitable for manufacture, use or sale by Masco in its business, or by industries in its business, and which invention makes substantial use of Industries Confidential Information (hereinafter "Masco Originated Inventions") shall reside in Industries.

         4.03 Masco, its subsidiaries and, upon Masco's request, its affiliates, are hereby granted an unlimited, royalty-free, irrevocable, non-exclusive license, but not the right to grant sub-licenses, under Masco Originated Inventions, and patent applications and patents thereof, to manufacture, use and sell any process, machine, manufacture or composition of matter, and improvements thereof, incorporating, such Masco Originated Inventions, to the extent Industries has the right to grant such a license.

         4.04 Masco and Industries hereby agree to negotiate in good faith a license granting to Masco the right to manufacture, use and sell any process, machine, manufacture, or composition of matter, and improvements thereof, incorporating Industries Originated Inventions, to the extent Industries has the right to grant such a license, which license shall be on terms and conditions in all respects reasonable to Masco in light of Masco's close involvement in the research and development. This agreement to negotiate in good faith a license under Industries Originated Inventions survives any termination of the Corporate Services Agreement and this Annex.

         4.05 Nothing in this Annex shall be construed as a grant to Industries by Masco, by implication, estoppel or otherwise, of a right to use or a license to Industries in any Masco patent, trademark, tradename, Masco Confidential Information or other proprietary right not specifically granted to Industries. Title to any invention or improvement, and any patent application or patent thereon, made using both Masco Confidential Information and Industries Confidential Information shall reside with the party whose Confidential Information predominates and the other party shall be granted an unlimited, royalty-free, irrevocable, non-exclusive license to manufacture, use and sell any process, machine, manufacture or composition of matter, and improvements thereof, incorporating such inventions and improvements.

         4.06 Notwithstanding any non-disclosure provisions of this Annex, Masco shall, if requested by Industries or an Industries business unit, and after notifying Industries, file and prosecute, or have filed and prosecuted, patent applications to protect any such inventions described in sub-paragraphs 4.01 and
4.02 above, in any and all countries. The expense of monitoring the preparation, filing and maintaining such patent applications and patents thereon by third parties shall be borne by Masco under the Corporate Services Agreement, except for government fees, annuities and taxes and any monies paid to third parties (collectively hereafter "Third Party Expenses"), which Third Party Expenses shall be paid by Industries or reimbursed to Masco by Industries. Masco will execute, acknowledge, and deliver all lawful papers which in the opinion of Industries counsel are necessary or desirable to vest or perfect title if required and in accordance with sub-paragraphs 4.01 and 4.02, as directed by Industries, its successors or assigns, including applications for divisions of pending applications, applications for reissue of patents and specific assignments of applications and patents, and all rights under the International Convention for the Protection of Industrial Property. In the event Industries decides not to file a patent application on any Masco Originated Invention, then Masco may do so in its own name at its own expense and Industries will assist Masco, its nominees, successors and assigns, at any time in every proper manner and without charge to Masco, but entirely at Masco's expense, to obtain patents on the Masco Originated Invention in any and all countries, and will execute, acknowledge and deliver all lawful papers which in the opinion of Masco counsel are necessary or desirable for applying and obtaining patents thereon as Masco may desire, and the provisions of Section 4.02 with respect to such Masco owned Masco Originated Inventions shall not be applicable thereto.

         4.07 Industries agrees to assert no rights, claims or entitlements against Masco, its suppliers, its customers, its successors, assigns, or nominees, whether arising out of patents, trade secrets, or otherwise based on non-substantial use by Masco of Industries Confidential Information acquired by Masco in the performance of the research and development services or based on the use of Industries Confidential Information in existence at the time the Corporate Services Agreement of which this Annex is a part, is signed.

         V.  INFRINGEMENT AND INDEMNIFICATION

         5.01 Industries agrees to indemnify and hold Masco harmless for damages, costs, expenses and reasonable attorney's fees against any third party claim of patent, trademark or copyright infringement, unfair competition, or misappropriation of proprietary, confidential or trade secret information to the extent such claim is based solely on Industries Confidential Information or on the specifications and other materials provided by Industries to Masco.

         5.02 Masco agrees to indemnify and hold Industries harmless for damages, costs, expenses and reasonable attorney's fees, against any third party claim of patent, trademark or copyright infringement, unfair competition, or misappropriation of proprietary, confidential or trade secret information to the extent such claim is based solely on Masco's manufacture, use, or sale of a Masco Originated Invention.

         5.03 Masco and Industries agree to promptly notify each other of any claim brought by a third party against the other that comes under either sub-paragraph 5.01 and 5.02 and agree that Masco shall promptly undertake reasonable efforts to obtain a discontinuance of such claim, and, if not successful, Masco shall consult with Industries. If the third party claim becomes the subject of a court action, the party against whom the action is brought shall select defense counsel (in consultation with Masco if the claim is brought against Industries), and damages, costs, expenses, and attorney's fees will be borne as stated in sub-paragraphs 5.01 and 5.02.

         5.04 Masco and Industries shall notify the other promptly following the discovery of any infringement of any unexpired patent or pending published patent application directed to an invention defined in sub-paragraphs 4.01 and
4.02 above by any third party. Masco shall promptly undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement, and, if not successful, Masco shall consult with Industries. If Industries, at its option, brings suite against such infringer, Industries shall select counsel in consultation with Masco and Masco shall guide such infringement action and assist Industries counsel and all costs, expenses and attorney's fees of such action shall be borne by Industries. Masco shall have the right, at its expense, to bring suit against any infringer of a patent directed to a Masco Originated Invention or an Industries Originated Invention licensed by Masco when the act of infringement by the third party competes in the marketplace with a business line of Masco.

         5.05 Masco and Industries each agree to cooperate fully with the other and furnish any evidence in its possession bearing on the issues involved in any court action brought against Masco or Industries described in sub-paragraphs
5.01 and 5.02 and in any infringement action brought pursuant to sub-paragraph 5.04.

         5.06 Any infringement action brought pursuant to sub-paragraph 5.04 shall be either in the name of Masco, or in the name of Industries, or jointly by Masco and Industries, as may be required by the law of the forum. For this purpose, Masco and Industries agree to execute such legal papers necessary for the prosecution of such action. In any such action, both Masco and Industries shall be entitled to recoup their expenses, costs and attorney's fees from any recoveries in such action. The excess recovery over such recoupment for infringement of a Masco Originated

Invention shall be divided equally between Masco and Industries. Industries shall retain the excess recovery for infringement of an Industries Originated Invention.

         VI.  TERMINATION

         6.01 This Annex shall terminate simultaneously with termination of the Corporate Services Agreement unless terminated earlier or extended by agreement of the parties. Sub-paragraphs 2.02, 2.03, 4.01, 4.02, 4.03, 4.04, 4.06, 4.07,
5.01, 5.02, 5.03, 5.04, 5.05 and 5.06 shall survive termination of this Annex.

                               AMENDMENT NO. 1 TO
                          CORPORATE SERVICES AGREEMENT


         This Amendment is made as of October 31, 1996 between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation ("Tech"), concerning that certain Corporate Services Agreement (the "Services Agreement"), dated as of January 1, 1987, between Masco and Tech. All capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Services Agreement.

         A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of Tech (the "Tech Common Stock");

         B. Concurrently herewith, Tech has, among other things, repurchased form Masco 17,000,000 shares of the Tech Common Stock;

         C. In connection therewith, Masco and Tech desire to amend certain provisions of the Services Agreement as set forth herein.

         IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Services Agreement as follows:

         1. All references to "Industries" are hereby revised to be references to "Tech".

         2. Paragraph 5 is hereby amended to read in its entirety as follows:

                  5. The term of this Agreement shall expire on September 30, 1998; provided however that the term shall be extended automatically for a period of one year each October 1 thereafter, subject to either party's right to terminate this Agreement by written notice to the other received at least 90 days prior to any such October 1. Termination of this Agreement shall not relieve either party of its obligations accruing hereunder through the effective date of termination.

         3. All other terms and conditions of the Services Agreement are hereby ratified and confirmed and remain in full force and effect.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first above written.

                           MASCO CORPORATION

                           By: /s/John R. Leekley
                               ------------------
                           Name: John R. Leekley
                                 ---------------
                           Title:  Senior Vice President and General Counsel
                                   -----------------------------------------


                           MASCOTECH, INC.

                           By: /s/Timothy Wadhams
                               ------------------
                           Name: Timothy Wadhams
                                 ---------------
                           Title:  Vice President-Controller and Treasurer
                                   ---------------------------------------

                                  June 17, 1998


John R. Leekley
Senior Vice President
  and General Counsel
Masco Corporation
21001 Van Born Road
Taylor, Michigan  48180

Dear John:

         As you know, Masco Corporation and MascoTech, Inc. are both in the process of reviewing the arrangement for corporate services that are currently provided by Masco to MascoTech under the Corporate Services Agreement dated as of January 1, 1987, as amended (the "Agreement"). The term of the Agreement will be extended automatically for one year on October 1, 1998 unless written notice of termination is given at least 90 days prior thereto.

         MascoTech is prepared to waive the automatic one year extension and permit the Agreement to continue beyond September 30, 1998 on the condition that the Agreement may be terminated by either party at any time on or after September 30, 1998 on [90] days' prior written notice (or such other notice period as the parties may agree).

         Please confirm that you join in this waiver, whereupon the foregoing waiver will become binding on each of the parties.

                                    Sincerely,


                                    /s/Timothy Wadhams
                                    ------------------
                                    Timothy Wadhams
                                    Senior Vice President and
                                      Chief Financial Officer

Confirmed:

MASCO CORPORATION


By:   /s/John R. Leekley
      ------------------
      John R. Leekley
      Senior Vice President
        and General Counsel

                                January 22, 1998

Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

Gentlemen:

         As you are aware, MascoTech, Inc. completed its acquisition of TriMas Corporation on Thursday, January 22, 1998 (the "Effective Date"). This will confirm our agreement that the Corporate Services Agreement, dated as of December 27, 1988, between Masco Corporation ("Masco") and TriMas Corporation (the "TriMas Corporate Services Agreement"), is terminated effective as of the end of business on the Effective Date, except with respect to rights and obligations of the parties thereto which have accrued as a result of services rendered thereunder prior to the Effective Date. Furthermore, Masco agrees that the period for which a fee is payable under the TriMas Corporate Services Agreement will terminate on the earlier of (i) the Effective Date, or (ii) the date immediately preceding the date that the consolidated net sales of TriMas are included in the consolidated net sales of MascoTech, Inc. After such date, Masco will be compensated for work performed for the TriMas companies under Masco's Corporate Services Agreement with MascoTech (the "MascoTech Corporate Services Agreement"). Finally, Masco agrees that, in calculating the fee payable under the MascoTech Corporate Services Agreement, MascoTech is entitled to the credits that were historically permitted to TriMas under the TriMas Corporate Services Agreement of up to $250,000 per year for occupancy costs at TriMas' Ann Arbor headquarters (consisting of rent, utilities, maintenance and property taxes), office supplies and postage costs at TriMas' Ann Arbor headquarters and the credit historically provided for the Norris management services that had been discontinued by you when Masco Building Products shut down its operations.

         If the foregoing is your understanding of our Agreement, please acknowledge by signing below on the attached copy of this letter, and returning same to the undersigned.

                                          Very truly yours,

                                          MASCOTECH, INC.


                                          By/s/David B. Liner
                                            -----------------

The foregoing is acknowledged
and agreed to:

MASCO CORPORATION

By/s/John R. Leekley
  ------------------